Exhibit 3.31

State of Delaware
Secretary of State
Division or Corporations
Delivered 01:09 PM 03/22/2010
FILED 01:05 PM 03/22/2010
SRV 100302432—4802309 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is , Healthcare Technology Management Services LLC

Second: The address of its registered office in the State of Delaware is Corporation Trust Centre 1209 Orange Street in the City of Wilmington

Zip Code 19801

The name of its Registered agent at such address is The Corporation Trust Company

Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 19th day of March, 2010

By:	/s/ Michael Weiher
Authorized Person(s)
Name:	Michael Weiher
Typed or Printed